Exhibit 4.1

LOAN AGREEMENT

Dated as of October 1, 2018

Between

TROPICANA ST. LOUIS RE LLC

as Borrower

and

GLP CAPITAL, L.P.

as Lender

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 1, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GLP CAPITAL, L.P., a Pennsylvania limited partnership, having an address at c/o Gaming and Leisure Properties, Inc., 845 Berkshire Blvd, Suite 200, Wyomissing, Pennsylvania 19610 (“Lender”) and TROPICANA ST. LOUIS RE LLC, a Delaware limited liability company, having its principal place of business at c/o Eldorado Resorts, Inc., 100 West Liberty Street, Suite 1150, Reno, Nevada 89501 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) - (ii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean any escrow accounts and reserve accounts established by the Loan Documents.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agreed Replacement Property” shall mean one or more of Borrower’s properties located in, or generally referred to as, Elgin, Bettendorf, Waterloo, Lula, Vicksburg or Mountaineer, in each case as designated by Borrower, provided (i) the Replacement Property Value, individually or collectively, is at least $246,000,000 and (ii) no effects or events materially and adversely affecting the value of such property have occurred since the Closing Date, and Lender has been provided reasonable access to and opportunity to conduct an inspection to confirm no such effects or events have occurred.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accountant” shall mean a “big four” or other nationally recognized accounting firm.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York or Las Vegas, Nevada are authorized, or obligated, by law or executive order, to close.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such fund delivered by wire transfer.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Change in Control” shall mean (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Guarantor entitled to vote in an election of directors of Guarantor, or (b) shall have caused the election of a majority of the members of the board of directors or equivalent body of Guarantor, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Guarantor as such were constituted immediately prior to such election, (ii) except as permitted or required hereunder, the direct or indirect sale by Borrower or a direct or indirect owner of Borrower of all or substantially all of Borrower’s assets, in one transaction or in a series of related transactions or (iii) (a) Borrower ceasing to be a wholly-owned Subsidiary (directly or indirectly) of Guarantor or (b) Guarantor ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Borrower (except for the vote of any Independent Director) or (iv) Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Guarantor, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Guarantor ordinarily entitled to vote in an election of directors of Guarantor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Guarantor ordinarily entitled to vote in an election of directors of Guarantor outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the Property, the Reserve Funds, the Personal Property, the Rents, and all other real or personal property of Borrower or any guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instrument, this Agreement or any other Loan Document.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, interest payments due under the Note for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Note Rate.

“Discretionary Transferee” shall have the meaning set forth in the Master Lease.

“EBITDA Multiple” shall mean (i) during the period commencing on the Closing Date and ending on the day prior to the first anniversary of the Closing Date, 11, (ii) during the period commencing on the first anniversary of the Closing Date and ending on the day prior to the second anniversary of the Closing Date, 10.79, and (iii) during any extension period, the applicable EBITDA Multiple derived by dividing 1.0 by the Note Rate applicable to such extension period.

“Embargoed Person” shall have the meaning set forth in Section 4.1.44 hereof.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower and Guarantor or the Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Reports” shall have the meaning set forth in Section 4.1.39 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Facility” shall have the meaning set forth in the Master Lease (as in effect on the date hereof).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“GAAP” shall mean generally accepted accounting principles consistently applied in the preparation of financial statements of the Borrower and its Affiliates, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the date hereof).

“Gaming License” shall mean any license, permit, approval, finding of suitability or other authorization issued by a state regulatory agency to operate, carry on or conduct any gambling game, gaming device, slot machine, race book or sports pool on the Property, or required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit A, as amended from time to time.

“Gaming Regulation(s)” shall mean any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents, utility charges (including, without limitation, impact and tap fees), escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, interest on credit accounts, utility and other similar deposits, interest on credit accounts, interest on the Reserve Funds, and any disbursements to Borrower from the Reserve Funds. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” shall mean Eldorado Resorts, Inc., a Nevada corporation and any other entity guaranteeing any payment or performance obligation of Borrower.

“Guaranty” shall mean that certain Guaranty of Payment of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on the Property is prohibited by any federal, State or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Improvements” shall have the meaning set forth in Article 1 of the Security Instrument.

“Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan as permitted by this Agreement during the term of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Independent Director” of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i)                 a member, partner, equityholder, manager, director, officer or employee of Borrower, or any of their respective equityholders or Affiliates (other than as an Independent Director of an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers);

(ii)                 a creditor, supplier or service provider (including provider of professional services) to Borrower, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, or any of their respective equityholders or Affiliates in the ordinary course of business);

(iii)                 a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider;

(iv)                 a member, partner or employee of a law firm that has provided legal services of any kind to Borrower or its Affiliates; or

(v)        a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii), (iii) or (iv) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall not be disqualified from serving as an Independent Director, provided that the fees that such individual earns from serving as Independent Directors of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Initial Interest Period” shall mean the period commencing on October 1, 2018 and ending on November 6, 2018.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean (i) the Initial Interest Period and (ii) at any time thereafter, the period commencing on the 5th Business Day of a month and ending on the day prior to the 5th Business Day of the following month, or if earlier, the Maturity Date.

“Lease Termination Payments” shall mean all payments made to Borrower in connection with any termination, cancellation, surrender, sale or other disposition of any Lease.

“Leases” shall have the meaning set forth in Article 1 of the Security Instrument.

“Legal Requirements” shall mean, with respect to the Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its permitted successors and assigns.

“Licenses” shall have the meaning set forth in Section 4.1.21 hereof.

“Lien” shall mean, with respect to the Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Guaranty, and all other documents executed and/or delivered in connection with the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense), but in no event including special, indirect, consequential or punitive damages (except to the extent asserted against Lender or payable to a third party).

“Master Landlord” shall have the meaning set forth in the definition of Master Landlord.

“Master Lease” shall mean that certain Master Lease dated as of the Closing Date by and among GLP Capital, L.P. and Tropicana AC Sub Corp. (together with their respective permitted successors and assigns, “Master Landlord”), and Tropicana Entertainment, Inc., a Delaware corporation (together with its permitted successors and assigns, “TEI”) and Tropicana Atlantic City Corp., a New Jersey corporation (together with its permitted successors and assigns, “TropAC”, and collectively with TEI, “Master Tenant”).

“Master Tenant” shall have the meaning set forth in the definition of Master Lease.

“Material Action” shall mean, as to any Person, to file or consent to the filing of, institute, commence or seek relief under, any petition, proceeding, action or case under any Creditors Rights Laws, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to admit in writing (other than to Lender or its Affiliates) Borrower’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Maturity Date” shall mean October 1, 2020, or if the term of the Loan is extended pursuant to Section 2.3.7 hereof, the then applicable Maturity Date or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Foreseeable Loss” shall have the meaning set forth in Section 6.1(i) hereof.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, including, without limitation, the State of Missouri.

“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.8 hereof.

“Note” shall mean that certain promissory note of even date herewith in the original principal amount of Two Hundred Forty-Six Million Dollars (US $246,000,000), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Note Rate” shall mean (i) from the Closing Date up to but not including the first anniversary of the Closing Date, 9.09% per annum, and (ii) from and after the first anniversary of the Closing Date, 9.27% per annum. If the Loan is extended pursuant to Section 2.3.7 hereof, the Note Rate for such extension period shall be the Note Rate in effect for the year immediately prior to such extension multiplied by 1.02.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP or an income tax basis, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities (including, without limitation, impact and tap fees), ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Operating Lease” shall mean that certain Lease made as of the Closing Date between Tropicana St. Louis RE LLC, a Delaware limited liability company, as landlord, and Tropicana St. Louis LLC, a Delaware limited liability company, as tenant.

“Operator” shall mean Tropicana St. Louis LLC, a Delaware limited liability company, the Affiliate of Borrower that operates the Property.

“Other Charges” shall mean all governmental impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority.

“Parent Company” shall have the meaning set forth in the Master Lease.

“Payment Date” shall mean the fifth (5th) Business Day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) the Master Lease, (e) intentionally omitted, (e) so long as no Default or Event of Default has occurred and is continuing, easements for use, access, water and sewer lines, utilities or similar purposes which do not materially impair the use, operation or value of the Property and do not negatively impact development rights, (f) the Operating Lease, (g) all leases made by the tenant under the Operating Lease to third parties in accordance with the terms of this Agreement, and (h)such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Indenture Documents” shall mean (i) (a) that certain Indenture dated as of July 23, 2015 (as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time) by and among Guarantor, as the issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, (b) that certain Indenture dated as of March 29, 2017 (as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time) by and among Guarantor, the guarantors party thereto and U.S. Bank National Association, as trustee, and (c) that certain Indenture dated as of September 20, 2018 governing the Permitted Indenture Notes (2018) (as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time) by and among Delta Merger Sub, Inc., as the original issuer, and U.S. Bank National Association, as trustee, and assumed by the Guarantor and the other guarantors on or about the Closing Date; and (ii) the Permitted Indenture Notes (2015), the Permitted Indenture Notes (2017), the Permitted Indenture Notes (2018), and all guarantees and all other documents pursuant to which such notes have been issued or otherwise setting forth the terms of the Permitted Indenture Notes (2015), the Permitted Indenture Notes (2017), the Permitted Indenture Notes (2018), as applicable or entered into for the purpose of guaranteeing the Permitted Indenture Notes (2015), the Permitted Indenture Notes (2017) or the Permitted Indenture Notes (2018).

“Permitted Indenture Notes (2015)” shall mean the 7% Senior Notes due 2023 r in an aggregate principal amount outstanding of $375,000,000 issued pursuant to the Permitted Indenture Documents.

“Permitted Indenture Notes (2017)” shall mean the 6% Senior Notes due 2025 in an aggregate principal amount outstanding of $875,000,000 issued pursuant to the Permitted Indenture Documents.

“Permitted Indenture Notes (2018)” shall mean the 6.0% Senior Notes due 2026 in an aggregate principal amount of $600,000,000 issued pursuant to the Permitted Indenture Documents.

“Permitted JPM Credit Agreement” shall mean that certain Credit Agreement dated as of April 17, 2017 by and among Eagle II Acquisition Company LLC (to be succeeded on the Closing Date by Eldorado Resorts, Inc.), as borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Lender, and the Lenders and other parties named therein (as amended by that certain Amendment Agreement dated as of August 15, 2017, as further amended by that certain Amendment Agreement No. 2 dated as of June 6, 2018 and as further amended by that certain Incremental Joinder Agreement No. 1 and Amendment No. 3 to Credit Agreement dated as of the date hereof and as the same may be further amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time).

“Permitted JPM Indebtedness” shall mean the obligations of Guarantor and its subsidiaries from time to time outstanding under the Permitted JPM Credit Agreement and the “Loan Documents” referred to in the Permitted JPM Credit Agreement.

“Permitted JPM Indebtedness Documents” shall mean the Permitted JPM Credit Agreement and the “Loan Documents” referred to in the Permitted JPM Credit Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to the Property.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) whether or not subject to ERISA or a “plan” or other arrangement within the meaning of Section 4975 of the Code.

“Plan Assets” shall mean assets of a plan within the meaning of the Plan Assets Regulation or similar law.

“Plan Assets Regulation” shall mean Department of Labor regulation codified at Section 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Prohibited Person” shall mean any Person:

(i)    listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)    that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)    who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)    that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi)    who is an Affiliate of or affiliated with a Person listed above.

“Property” shall mean, each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and in each case encumbered by the Security Instrument, together with all rights of Borrower pertaining to the Property and Improvements, as more particularly described in Article 1 of the Security Instrument and referred to therein as the “Property”.

“Proportional Share” shall mean (i) with respect to Borrower, Guarantor and their Affiliates, 34.6% and (ii) with respect to Lender, 65.4%.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Qualifying Real Estate Property Taxes” shall mean real property taxes owing with respect to a Replacement Property arising out of a reassessment by the applicable governmental agency initiated as a result of the consummation of a Replacement Property Transaction and based on the Replacement Property Value (the amount of real property taxes actually owing at any time, after giving effect to the initial reassessment, any challenges and subsequent reductions in such assessment, in excess of the real estate taxes owed for the equivalent period of time prior to the consummation of the Replacement Property Transaction, the “Qualifying Real Estate Property Taxes Excess”); provided Lender has been given the opportunity to participate in any appeals, challenges and/or other proceedings regarding the assessed value of such Replacement Property.

“Qualifying Real Estate Property Taxes Excess” shall have the meaning set forth in the definition of Qualifying Real Estate Property Taxes.

“Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.

“Rent Coverage” shall mean 1.996.

“Rents” shall have the meaning set forth in Article 1 of the Security Instrument.

“Replacement Property” shall mean (x) an Agreed Replacement Property and (y) such other property or properties mutually acceptable to Borrower and Lender, which in each case has a Replacement Property Value of at least $246,000,000.

“Replacement Property Transaction” shall mean the (i) sale by Borrower or an Affiliate of Borrower to Lender of the Replacement Property with a Replacement Property Value of at least $246,000,000 and the simultaneous leaseback to Borrower of such Replacement Property, (ii) the amendment to the economic terms of the Master Lease to include the Replacement Property, such economic terms to be derived by using the same methodology used to determine the existing economic terms under the Master Lease, (iii) the assumption by Lender or an Affiliate of Lender of the Note and of Borrower’s Obligations under the Loan Documents in consideration of the acquisition of the Replacement Property, and novation of the Borrower from its Obligations under the Loan Documents, (iv) the release of the Property from the Lien of the Security Instrument (if the Lien has not been released in accordance with the terms of the Security Instrument) and (v) in the event the Replacement Property Value is greater than the outstanding Obligations (including, without limitation, any accrued and unpaid interest (including any interest that has accrued at the Default Rate)) at the time of the Replacement Property Transaction, Lender shall have paid Borrower in cash the difference between (A) the Replacement Property Value and (B) the amount of the outstanding Obligations (including, without limitation, any accrued and unpaid interest (including any interest that has accrued at the Default Rate)).

“Replacement Property Value” shall mean the value of the Replacement Property determined by multiplying (i) (A) “EBITDA” allocable to the Replacement Property as determined as of the most recent fiscal month end for the period of the trailing twelve months divided by (B) Rent Coverage and (ii) the EBITDA Multiple.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the escrow or reserve funds established by the Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president-finance of such Person or any other officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender.

“Restricted Party” shall mean Borrower, Guarantor, or subsidiary of Guarantor that owns a direct or indirect interest in Borrower.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Security Instrument” shall mean that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable) and Security Agreement, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Survey” shall mean a survey prepared by a surveyor licensed in the State where the Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Terrorism Insurance” shall have the meaning set forth in Section 6.1(b) hereof.

“Test Period” shall mean, with respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Security Instrument encumbering the Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“William Hill Lease” means the lease expected to be entered into with affiliates of William Hill PLC relating to the operation of a sports book at the Property.

Section 1.2    Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II. GENERAL TERMS

Section 2.1    Loan Commitment; Disbursement to Borrower.

2.1.1    Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2    Single Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3    The Note, Security Instrument and Loan Documents.

The Loan shall be evidenced by the Note and shall be secured by the Security Instrument pursuant to the terms of the Security Instrument, and the other Loan Documents.

2.1.4    Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) acquire the Property, (b) repay and discharge any existing loans relating to the Property, and/or (c) pay costs and expenses incurred in connection with the closing of the Loan.

Section 2.2    Interest; Loan Payments; Late Payment Charge.

2.2.1    Payments.

(a)    Interest. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the Maturity Date at the Note Rate. Commencing on the fifth (5th) Business Day of November, 2018 with respect to the Initial Interest Period and continuing on each Payment Date thereafter with respect to each successive Interest Period, through and including the Maturity Date, Borrower shall pay consecutive payments of interest only at the Note Rate and in arrears and any amounts due pursuant to this Agreement.

(b)    All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2    Interest Calculation.

Interest on the outstanding principal balance of each Note shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Note Rate divided by three hundred sixty (360) and on the basis of twelve 30-day months by (c) the outstanding principal balance of such Note.

2.2.3    Satisfaction of Obligations on Maturity Date.

To the extent that the Replacement Property Transaction has not been consummated on or prior to the Maturity Date, Borrower shall pay the principal balance of the Loan, and all accrued and unpaid interest thereon and all other outstanding Obligations, in cash on the Maturity Date. In addition, to the extent a Replacement Property Transaction has not been consummated by the Maturity Date and/or Borrower pays the outstanding principal balance of the Loan, and all accrued and unpaid interest thereon and all other outstanding Obligations, in cash on the Maturity Date, (a) the rent under the Master Lease shall automatically and immediately increase (“Rental Increase”) as of the Maturity Date as provided in Annex 1 attached hereto; provided, provided, that in no event shall a Rental Increase be effected if the Replacement Property Transaction shall not have been consummated prior to the Maturity Date as a result of (x) the failure of Lender to (i) perform its obligations under Section 2.3.1 of the Loan Agreement, (ii) consummate a Replacement Property Transaction on or prior to the Maturity Date with respect to any Agreed Replacement Property(ies) designated by Borrower and as to which the Borrower has provided evidence to Lender that it has obtained (I) any and all approvals from the applicable parties under the Permitted JPM Indebtedness Documents, Permitted Indenture Documents and any other outstanding indebtedness (which may be subject to payment of required consent or similar fees, which will be subject to payment or reimbursement therefor by Lender pursuant to Section 2.3.1 hereof) or other contractual obligations of the Guarantor or its subsidiaries (other than to the extent such contractual obligations relate solely to the Replacement Property), (II) any and all board, shareholder and/or other approvals required under the organizational documents of Guarantor or its subsidiaries to enter into the applicable Replacement Property Transaction such that, assuming that the Lender has received all required third party and governmental approvals, the Replacement Property Transaction will not violate any provision of law, order, judgment or decree (other than to the extent such restrictions relate solely to the Replacement Property and not other assets or operations of Guarantor or its subsidiaries) or the organizational documents of Guarantor or its subsidiaries (except to the extent that the failure to consummate such Replacement Property Transaction is as a result of Borrower’s failure to perform its obligations under Section 2.3.1 of this Agreement with respect to such transaction), or (iii) obtain Required Governmental Approvals prior to the Maturity Date (unless any such Required Governmental Approval is not obtained as a result of Borrower’s failure to perform its obligations under Section 2.3.1 of this Agreement with respect to any such transaction) or (y) the application of Net Proceeds pursuant to Section 2.3.2 or Section 6.4(c) hereof, and (b) if there is such a Rental Increase, then the provisions of Section 2.3.1 shall also be incorporated into the Master Lease mutatis mutandis so that the Lender shall remain obligated to use the requisite efforts described hereunder to enter into the transactions described in clauses (i) and (ii) of the definition of Replacement Property Transaction (a “Post-Maturity Replacement Property Transaction”) pursuant to which the Lender will pay cash consideration to the Borrower for the Replacement Property in an amount equal to the Replacement Property Value and rent payable under the Master Lease will be amended as provided in Annex 1 attached hereto. Furthermore, if a Rental Increase is not effected as a result of clause (x) or (y) of this Section 2.2.3, then the provisions of Section 2.3.1 shall also be incorporated into the Master Lease mutatis mutandis so that the Borrower shall remain obligated to use the requisite efforts described hereunder to enter into a Post-Maturity Replacement Property Transaction (pursuant to which the Lender will pay cash consideration to the Borrower for the Replacement Property in an amount equal to the Replacement Property Value). Borrower and Lender shall cause the Master Lease to be amended to reflect such Rental Increase, if any, and incorporation of the applicable provisions of Section 2.3.1 as promptly as practical following the Maturity Date (for the avoidance of doubt, the Rental Increase, if any, and relevant provisions of Section 2.3.1 shall become applicable from and after the Maturity Date despite any failure to enter into such amendment in a timely manner (or at all)).

2.2.4    Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of each Note and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be secured by the Security Instrument pursuant to the terms of the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

2.2.5    Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due (other than the Maturity Date (except with respect to payments of interest)), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument (pursuant to the terms of the Security Instrument) and the other Loan Documents to the extent permitted by Applicable Law.

2.2.6    Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Note Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7    Treatment of Loan.    The Borrower and Lender shall treat the Loan as debt for U.S. federal income tax purposes.

Section 2.3    Prepayments.

2.3.1    Voluntary Prepayments.

(a)    Except in connection with a Replacement Property Transaction, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may, at any time, prepay the Loan in full in connection with a Replacement Property Transaction. Upon identifying a Replacement Property, Borrower and Lender shall use commercially reasonable efforts to effectuate the Replacement Property Transaction and minimize all costs, fees (including consent fees), taxes and expenses incurred by Borrower and Lender in consummating the Replacement Property Transaction (it being understood that as used in connection with Borrower’s obligations to effectuate the Replacement Property Transaction, “commercially reasonable efforts” shall not require Borrower to (i) take any action that would result in a breach of the Permitted JPM Indebtedness Documents or the Permitted Indenture Documents, (ii) require payment of more than its Proportional Share of any actual, out-of-pocket fees (however denominated) to any other party with respect to any amendment or waiver of any provision of any agreement to which Borrower, Guarantor or any of their Affiliates is party as of the date hereof, including any ground lease, credit agreement or indenture, including without limitation the Permitted JPM Indebtedness and the Permitted Indenture Notes (without limitation to Borrower’s obligation to minimize any such costs, Lender shall pay, or reimburse Borrower or its Affiliates for, its Proportional Share of all such actual, out-of-pocket fees promptly following Borrower’s written request for such payment or reimbursement and submission of documentation regarding such payment or (iii) pay for more than its Proportional Share of any actual, out of pocket income tax liability allocable to the sale of such Replacement Property, transfer tax or other tax liability arising as a result of the closing of such Replacement Property Transaction, including any Qualifying Real Estate Property Taxes Excess (without limitation to Borrower’s obligation to minimize any such costs, Lender shall pay, or reimburse Borrower or its Affiliates for, its Proportional Share of all such taxes and tax liabilities promptly following Borrower’s written request for such payment or reimbursement and submission of documentation regarding such payment). The Obligations of the Borrower under this Agreement and the Note shall be deemed to have been satisfied in full upon consummation of the Replacement Property Transaction in accordance with the definition thereof.

(b)    Each of Borrower and Lender shall, and shall cause its Affiliates to, (x) file or cause to be filed, as promptly as practicable, and in any event no later than fifteen (15) days, following the date on which Borrower and Lender agree to the Replacement Property Transaction, all applications and supporting documentation necessary to obtain all Gaming Licenses and other necessary approvals from all gaming authorities and other Governmental Authorities as required under Applicable Law (including applicable Gaming Regulations) to own the Property and consummate the Replacement Property Transaction (the “Required Governmental Approvals”) and (y) use reasonable best efforts to obtain the Required Governmental Approvals as promptly as practicable.

(c)    Each of Borrower and Lender shall furnish to the other party such necessary information and reasonable assistance as such party may reasonably request in connection with the foregoing. Subject to Applicable Laws relating to the exchange of information, outside counsel for Lender and Borrower shall have the right to review in advance, and to the extent practicable each party shall consult with the other in connection with, all of the information relating to the Lender or Borrower, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Replacement Property Transaction; provided, that the foregoing shall not apply to applications made with respect to Gaming Licenses and other gaming approvals required under applicable Gaming Regulations that include personal identifying information or other similarly sensitive information (as reasonably determined by such party in good faith). In exercising the foregoing rights, each of Lender and Borrower shall act reasonably and as promptly as practicable. Subject to Applicable Law and the instructions of any Governmental Authority, Lender and Borrower shall keep the other party reasonably apprised of the status of matters relating to the completion of the Replacement Property Transaction, including promptly furnishing the other party with copies of notices or other written substantive communications received from any Governmental Authority and/or other Person with respect to such Replacement Property Transaction and, to the extent practicable under the circumstances, shall provide the other party with the opportunity to participate in any meeting with any Governmental Authority in respect of any substantive filing, investigation or other inquiry in connection with the Replacement Property Transaction.

2.3.2    Mandatory Prepayments.

(a)    Intentionally omitted.

(b)    On the next occurring Payment Date following the date on which Borrower actually receives any Net Proceeds, upon Lender’s request and if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Such prepayment shall be applied, first, to interest on the outstanding principal balance of the Loan that would have accrued at the Note Rate and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the outstanding principal balance of the Loan.

2.3.3    Payments After Default.

If, following an Event of Default, Borrower tenders payment of all or any part of the principal portion of the Debt, such tender shall be deemed a payment by Borrower in violation of the prohibitions hereunder and Borrower shall pay, in addition to the principal portion of the Debt, (i) all accrued and unpaid interest calculated at the Note Rate on the amount of principal being prepaid through and including the date of repayment, together with an amount equal to the interest that would have accrued at the Default Rate; and (ii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment.

2.3.4    Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 12:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.

2.3.5    Intentionally omitted.

2.3.6    Application of Prepayments.

All prepayments received pursuant to this Section 2.3 and Section 2.5 shall be applied first, to the interest that has accrued through and including the date of repayment on the Note and then to payments of principal due on the Note and lastly, to any other Obligations owing to the Lender under the Loan Documents.

2.3.7    Option to Extend.

Borrower shall have the right to extend the term of the Loan for three successive one year periods, subject to satisfaction of all the following conditions:

(i)    Borrower shall have given Lender written notice of Borrower’s request to exercise the option to extend, at least thirty (30) days, but not more than one hundred twenty (120) days, prior to the applicable Maturity Date;

(ii)    No monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing as of the first day of the applicable extension period; and

(iii)    Guarantor shall have affirmed its obligations under the Guaranty.

Section 2.4    Intentionally Omitted.

Section 2.5    Release of Security Instrument.

Provided no Event of Default shall have occurred and be continuing, the lien of the Security Instrument shall automatically be released on the first anniversary of the Closing Date if the Replacement Property Transaction has not been consummated. Lender shall deliver to Borrower a satisfaction of Deed of Trust and Security Agreement and any other documents necessary to terminate the security provided hereunder, including, without limitation, an executed Release of the Security Instrument in proper form for recording with the St. Louis City Recorder of Deeds.    In addition, Lender shall, upon the written request and at the expense of Borrower, upon payment or satisfaction in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Loan Agreement, release the Lien of the Security Instrument on the Property.

ARTICLE III. INTENTIONALLY OMITTED

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations.

Borrower represents and warrants as of the Closing Date that:

4.1.1    Organization.

(a)        Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged. Attached hereto as Schedule I is an organizational chart of Borrower.

(b)        At least fifty percent (50%) of Borrower’s assets (valued at cost) are invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities. Borrower, in the ordinary course of its business, is engaged directly in real estate management or development activities.

4.1.2    Proceedings.

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3    No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of the Property or any of Borrower’s other assets, or any license or other approval required to operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4    Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property.

4.1.5    Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) the Permitted JPM Indebtedness and indebtedness relating to any Permitted Indenture Documents or Permitted Indenture Notes and (c) obligations under the Loan Documents.

4.1.6    Solvency.

Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower or Guarantor in the last seven (7) years, and neither Borrower nor Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.7    Intentionally Omitted.

4.1.8    Intentionally Omitted.

4.1.9    Compliance.

Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.

4.1.10  Intentionally omitted.

4.1.11  Intentionally omitted.

4.1.12  Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.13  Intentionally omitted.

4.1.14  Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.15  Intentionally omitted.

4.1.16  Intentionally omitted.

4.1.17  Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18  No Prior Assignment.

There are no prior assignments by Borrower of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.19  Insurance.

Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.20  Use of Property.

The Property is used exclusively as a casino and hotel and other appurtenant and related uses.

4.1.21  Licenses.

To Borrower’s knowledge, all material certifications, permits, licenses and approvals required for the legal use, occupancy and operation of the Property by Operating Tenant as a casino and hotel (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrower shall cause Operating Tenant to keep and maintain all Licenses necessary for the operation of the Property as a casino and hotel.

4.1.22  Intentionally omitted.

4.1.23  Intentionally omitted.

4.1.24  Intentionally omitted.

4.1.25  Intentionally omitted.

4.1.26  Intentionally omitted.

4.1.27  Intentionally Omitted.

4.1.28  Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.

4.1.29   Intentionally omitted.

4.1.30  Intentionally Omitted

4.1.31  Illegal Activity.

No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.32  No Change in Facts or Circumstances; Disclosure.

All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section 4.1.32 or any representation or warranty made herein to be materially misleading. Lender acknowledges and agrees that all information regarding the Property, its past performance and past financial status have been obtained independently of, and not provided by, the Borrower.

4.1.33  Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34  Principal Place of Business; State of Organization.

Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 7046513.

4.1.35  Single Purpose Entity.

Borrower covenants and agrees that its organizational documents shall provide that it has not, and shall not:

(a)      with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property, and entering into the Loan, and activities incidental thereto;

(b)      acquire or own any material assets other than (i) the Property, and (ii) such incidental Personal Property as may be necessary for the operation of the Property;

(c)      merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)       (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Property is located, if applicable, or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s Partnership Agreement, Articles of Organization or similar organizational documents, as the case may be;

(e)      own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f)      fail to use its own separate stationery, telephone number, invoices and checks;

(g)      with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, the Permitted JPM Indebtedness, indebtedness relating to any Permitted Indenture Documents or Permitted Indenture Notes and trade payables in the ordinary course of its business of owning and operating the Property, provided that such trade payable debt (i) is not evidenced by a note, (ii) is paid within sixty (60) days of the date incurred, (iii) does not exceed, in the aggregate, four percent (4%) of the outstanding principal balance of the Note and (iv) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances;

(h)        intentionally omitted;

(i)        intentionally omitted;

(j)        Except as otherwise permitted in this Agreement, enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower, Guarantor, or any member, general partner, principal or Affiliate thereof (other than the Operating Lease and any business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower, Guarantor, or any member, general partner, principal or Affiliate thereof;

(k)        seek the dissolution or winding up in whole, or in part, of Borrower;

(l)        fail to correct any known misunderstandings regarding the separate identity of Borrower or any member, general partner, principal or Affiliate thereof or any other Person ;

(m)        guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person other than the Permitted JPM Indebtedness and any indebtedness relating to any Permitted Indenture Documents or Permitted Indenture Notes;

(n)        make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower, or any member, general partner, or Affiliate thereof; provided that the same shall not prohibit distributions to the member or the participation in any commingled cash management and accounts payable system with Affiliates;

(o)        intentionally omitted;

(p)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or any member, general partner, principal or Affiliate thereof) other than in connection with the Permitted JPM Indebtedness and any indebtedness relating to any Permitted Indenture Documents or Permitted Indenture Notes;

(q)        fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations provided,

however, the foregoing shall not require any direct or indirect member or principal of Borrower to make any additional capital contributions loans to Borrower;

(r)        hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower, (ii) any Affiliate of a general partner, principal or member of Borrower, or (iii) any other Person;

(s)        fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(t)        pledge its assets for the benefit of any other Person, other than with respect to the Loan and the Permitted JPM Indebtedness;

(u)        fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v)        fail to provide in its (i) Articles of Organization, Certificate of Formation and/or Operating Agreement, as applicable, if it is a limited liability company, (ii) Limited Partnership Agreement, if it is a limited partnership or (iii) Certificate of Incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of each Independent Director and of all other general partners/managing members/directors;

(w)        fail to hold its assets in its own name;

(x)        have any of its obligations guaranteed by an Affiliate except the Guarantor in connection with the Loan;

(y)        if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35 (aa) below, fail at any time to have at least one Independent Director; or

(z)        if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35 (aa) below, permit its board of directors to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of the Independent Director.

(aa)      In the event Borrower is a Delaware limited liability company, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the

LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

(bb)      Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

(cc)      In addition, the organizational documents of Borrower shall include the following provisions: (a) Borrower shall not, without the unanimous written consent of its board of directors including the Independent Director, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Director shall consider only the interests of the Borrower, including its creditors; (b) no Independent Director may be removed or replaced unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; (c) to the fullest extent permitted by applicable law (including Section 18-1101(c) of the Act), if applicable) and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of Borrower and the constituent members of Borrower (the “Constituent Members”) and any of its creditors in acting or otherwise voting on the matters provided for herein and in Borrower’s organizational documents (which such duties to the Constituent Members and Borrower (including Borrower’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower exclusive of (1) all other interests (including, without limitation, all other interests of the Constituent Members), (2) the interests of other Affiliates of the Constituent Members or Borrower and (3) the interests of any group of Affiliates of which the Constituent Members or Borrower is a part)); (d) other than as provided in clause (c) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors or creditors of Borrower or any other Person (e) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (f) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

4.1.36  Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.37  Taxes.

Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.38  Forfeiture.

Borrower has not committed any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.39  Intentionally omitted.

4.1.40  Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is 83-1843258.

4.1.41  OFAC.

Borrower represents and warrants that neither Borrower, Guarantor, nor any of their respective Affiliates is a Prohibited Person, and Borrower, Guarantor, and their respective

Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.42   Intentionally Omitted.

4.1.43  Intentionally Omitted.

4.1.44  Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.2    Survival of Representations.

Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V.  BORROWER COVENANTS

Section 5.1    Affirmative Covenants.

From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1    Existence; Compliance with Legal Requirements.

Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements and all covenants, agreements, restrictions and encumbrances contained in any instruments of record or known to Borrower, applicable to it and the Property. There shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any State or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

5.1.2    Taxes and Other Charges.

Subject to Section 7.2 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall furnish to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services (including, without limitation, impact and tap fees) provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the judgment of Lender, the validity or applicability of such Taxes or Other Charges are established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3    Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property.

5.1.4    Access to the Property.

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5    Notice of Default.

Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6    Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7    Award and Insurance Benefits.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property.

5.1.8    Further Assurances.

Borrower shall, at Borrower’s sole cost and expense:

(a)      furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

(b)      execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower of UCC financing statements; and

(c)      do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9    Mortgage and Intangible Taxes.

Borrower shall pay all State, county and municipal recording, mortgage, and intangible, and all other taxes imposed upon the execution and recordation of the Security Instrument and/or upon the execution and delivery of the Note.

5.1.10  Financial Reporting.

(a)      Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)      Borrower will furnish to Lender annually, within ninety (65) days following the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2018) or concurrently with the filing by Guarantor of its annual report on Form 10-K with the SEC, whichever is earlier, Guarantor’s “Financial Statements” (as defined in the Master Lease), audited by Guarantor’s accountant in accordance with GAAP. Such statements shall set forth (i) a report with respect to Guarantor’s Financial Statements from Guarantor’s accountants, which report shall be unqualified as to going concern and scope of audit of Guarantor and its Subsidiaries (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date of such audit or any projected financial performance or covenant default in any Material Indebtedness or the Master Lease or this Agreement in such twelve month period) and shall provide in substance that such consolidated financial statements present fairly the consolidated financial position of Guarantor and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (ii) set forth the calculation of the financial covenant under Section 5.1.22 set forth herein in reasonable detail as of such Fiscal Year.

(c)      Intentionally omitted;

(d)      As soon as it is prepared and in no event later than sixty (60) days after the end of each Fiscal Year, Borrower shall deliver to Lender a capital and operating budget for the Property for such Fiscal Year.

(e)      Intentionally omitted.

(f)      Notwithstanding the foregoing provisions of Section 5.1.10, Borrower shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Lender or its Affiliates a “competitive” advantage with respect to markets in which GLP, Lender or any of Lender’s Affiliates and Borrower, Guarantor or any of Borrower’s Affiliates might be competing at any time (“Restricted Information”) it being understood that Restricted Information shall not include revenue and expense information relevant to Lender’s calculation and verification of Borrower’s compliance with Section 5.1.22 hereof, provided that the foregoing information shall be provided on a Master Lease-portfolio wide (as opposed to Facility by Facility) basis, except where required by Lender to be able to make submissions to, or otherwise to comply with requirements of, gaming and other regulatory authorities, in which case such additional information (including Facility by Facility performance information) will be provided by Borrower to Lender to the extent so required (provided that Lender shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Borrower with respect to such information). Lender shall retain audit rights with respect to Restricted Information to the extent required to confirm Borrower’s compliance with this Agreement (and GLP’s compliance with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Lender’s auditors and attorneys (and not Lender or GLP or any of Lender’s other Affiliates) are provided access to such information). In addition, Lender shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than GLP or a Subsidiary of Lender) that directly or indirectly owns or operates any gaming business or is a competitor of Borrower, Guarantor or any Affiliate of Borrower.

(g)      The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives (as defined in the Master Lease) acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Agreement, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Agreement. Notwithstanding the foregoing, in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.1.10(g). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 5.1.10(g), the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(h)      Notwithstanding anything to the contrary in Section 5.1.10(g), Borrower specifically agrees that Lender may include financial information and such information concerning the operation of the Facilities (1) which is approved by Borrower in its sole discretion, (2) which is publicly available, (3) the Adjusted Revenue to Rent Ratio, or (4) the inclusion of which is approved by Borrower in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of GLP’s or Lender’s securities or loans or securities or loans of any direct or indirect parent entity of Lender, and any other reporting requirements under applicable federal and state laws, including those of any successor to Lender, provided that, with respect to matters permitted to be disclosed solely under this clause (4), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 5.1.10(g) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Borrower, neither Lender nor GLP shall revise or change the wording of information previously publicly disclosed by Borrower and furnished to Lender or GLP or any direct or indirect parent entity of Lender pursuant to Section 5.1.10 and Lender’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Facilities prior to Guarantor’s, Borrower’s or its Affiliate’s public disclosure thereof so long as Guarantor, Borrower or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Borrower agrees to provide such other reasonable information and, if necessary, participation in road shows and other presentations at Lender’s or GLP’s sole cost and expense, with respect to Borrower and the Property to facilitate a public or private debt or equity offering or syndication by Lender or GLP or any direct or indirect parent entity of Lender or GLP or to satisfy GLP’s or Lender’s SEC disclosure requirements or the disclosure requirements of any direct or indirect parent entity of Lender or GLP. In this regard, Lender shall provide to Borrower a copy of any information prepared by Lender to be published, and Borrower shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Lender of any corrections.

5.1.11  Business and Operations.

Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will remain in good standing under the laws of each jurisdiction the extent required for the ownership, maintenance, management and operation of the Property.

5.1.12  Costs of Enforcement.

In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument encumbering the Property which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13  Estoppel Statement.

(a)        After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Note Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)      Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender.

5.1.14  Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.15  Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.16  Intentionally Omitted.

5.1.17  Leasing Matters.

(a)      Borrower may not enter into any Lease other than the Operating Lease with the Operator, without Lender’s prior written consent. Notwithstanding the foregoing, Borrower may permit the Operator to enter into any sublease without the prior written consent of Lender, provided such proposed sublease (i) intentionally omitted, (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not have a material adverse effect on the value or quality of the Property, (iv) except with respect to the William Hill Lease, is subject and subordinate to the Security Instrument and the lessee thereunder agrees to attorn to Lender, (v) except with respect to the William Hill Lease, is written on the standard form of lease approved by Lender, (vi) the subleased space is not used for gaming purposes (other than subleases for the sports book) and (vii) except with respect to the William Hill Lease, Lender shall have the right to reasonably approve the identity of any subtenant.    All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior approval of Lender. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this Subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section. Notwithstanding the foregoing, all leases and subleases existing at the Property as of the Closing Date are deemed approved by Lender. Except with respect to the William Hill Lease, if reasonably requested by Borrower in connection with a sublease permitted above, Lender and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such sublease in a form reasonably satisfactory to Lender.

(b)      Borrower (i) shall observe and perform all the obligations imposed upon the lessor under the Operating Lease and shall not do or permit to be done anything to impair the value of the Operating Lease as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default or other material matters which Borrower shall send or receive with respect to the Operating Lease; (iii) shall enforce all of the material terms, covenants and conditions contained in the Operating Lease upon the part of the tenant thereunder to be observed or performed (except for termination of the Operating Lease which shall require Lender’s prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); and (vi) shall not execute any other assignment of the lessor’s interest in the Operating Lease or the Rents.

(c)      Borrower may not, without the consent of Lender, amend, modify or waive the provisions of the Operating Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, the Operating Lease.

5.1.18  Intentionally Omitted.

5.1.19  Environmental Covenants.

(a)      Hazardous Substances. Borrower shall not allow any Hazardous Substance to be located in, on, under or about the Property or incorporated in the Property; provided, however, that Hazardous Substances may be located, brought, kept, stored, used or disposed of in, on or about the Property in quantities and for purposes similar to those located, brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the primary intended use of the Property or in connection with the construction of facilities similar to the Property or to the extent in existence at the Property and which are located, brought, kept, stored, used and disposed of in strict compliance with Legal Requirements. Borrower shall not allow the Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Property and in compliance with applicable Legal Requirements.

(b)      Notices. Borrower shall provide to Lender, within five (5) Business Days after Borrower’s receipt thereof, a copy of any written notice, or notification from any governmental or quasi-governmental authority or other Person with respect to (i) any violation of any Legal Requirement relating to the presence or release of Hazardous Substances located in, on, or under the Property; (ii) any material enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Property; (iii) any claim made or threatened by any Person against Borrower with respect to the Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal state or local environmental agency arising out of or in connection with any Hazardous Substances in, on, under or removed from the Property, including any complaints, notices or assertions of violations in connection therewith.

(c)      Remediation. If Borrower becomes aware of a violation of any Environmental Law relating to the presence or release of any Hazardous Substance in, on or under the Property, or if Borrower, Lender or the Property becomes subject to any order of any federal, state or local governmental agency to repair, close, detoxify, decontaminate, clean, perform corrective action or otherwise remediate (“Remediate”) the Property, Borrower shall promptly notify Lender of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination, cleanup, corrective action or other remediation (“Remediation”) to the extent required pursuant to Environmental Law; provided that Remediation is required only to the extent as is required or necessary to attain compliance with minimum remedial standards applicable under Environmental Law, employing where applicable risk-based remedial standards and institutional or engineering controls, where such standards or controls would not unreasonably interfere with the operation and use of the Property for purposes similar to the primary intended use of the Property, provided, further, that Lender shall have the right to review and reasonably approve any encumbrances to be placed upon the Leased Property in connection with any Remediation undertaken by Borrower.

(d)      Indemnity by Borrower. Borrower shall indemnify, defend, protect, save, hold harmless, and reimburse Lender for, from and against any and all costs, losses (including, losses of use), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lender) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, during (but not after) the period of time during which the Property is owned and controlled by Borrower (which, for the avoidance of doubt, shall not include any period of time after Lender, its designee or any receiver take possession or control of the Property or following any foreclosure r deed-in-lieu of foreclosure of the Security Instrument), (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on, under or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Property, (ii) the presence of any Hazardous Substances present or located in, on, under or about the Property and (iii) the violation of any Environmental Law. “Environmental Costs” include costs of Remediation (including costs of response, removal, containment and cleanup), investigation, design, engineering and construction, damages (including actual but excluding consequential damages or loss of value) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

(e)      Without limiting the scope or generality of the foregoing, Borrower expressly agrees that, in the event of a breach by Borrower in its obligations under this Section 5.1.19 that is not cured within any applicable notice and cure period, Borrower shall reimburse Lender for any and all reasonable costs and expenses incurred by Lender in connection with, arising out of, resulting from or incident to, directly or indirectly, during (but not after) any period of time in which Borrower or its Affiliate was in possession and control of the Property):

(i)      in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Property;

(ii)      in bringing the Property into compliance with all Legal Requirements; and

(iii)      in Remediating any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Property or off-site other than in the ordinary course of the business conducted at the Property and in compliance with applicable Legal Requirements.

(iv)      If any claim is made by Lender for reimbursement for Environmental Costs incurred by it hereunder, Borrower agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Borrower of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Default Rate from the date due to the date paid in full.

(f)      Environmental Inspections. In the event Lender has a reasonable basis to believe that Borrower is in breach of its obligations under this Section 5.1.19, Lender shall have the right, from time to time, during normal business hours, subject to the rights of subtenants and hotel guests at the Property and upon not less than five (5) days written notice to Borrower, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Property to determine the existence or presence of Hazardous Substances on or about the Property. Lender shall have the right to enter and inspect the Property, (upon not less than ten (10) days written notice to Borrower for invasive testing except in the case of emergency when no advance notice shall be required; provided, that Lender shall provide notice to Borrower within a reasonable period thereafter) conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect Hazardous Substances brought into the Property; provided that, except in the case of emergency or during the occurrence and continuance of an Event of Default, Lender shall use commercially reasonable efforts to cause any such testing, sampling and analyses to be performed in such a manner so as to reasonably minimize any interference with the operations and occupancy of the Property and to reasonably minimize any disturbance to guests of Borrower. Lender may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Lender under this Section 5.1.19(e) shall be paid on demand by Borrower to Lender. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Borrower’s ownership and control of the Property. To the extent Borrower may be liable pursuant to this Section 5.1.19, Borrower shall remain liable for any environmental condition related to or having occurred during its ownership of the Property regardless of when such conditions are discovered and regardless of whether or not Lender conducts an environmental inspection at the time of any foreclosure of deed-in-lieu of foreclosure of the Security Instrument.

(g)      Pre-Existing Conditions. Notwithstanding anything herein to the contrary, Borrower shall have no obligation to Remediate, or indemnify Lender or any other party with respect to, any Pre-Existing Environmental Conditions, provided that such Environmental Costs to conduct any Remediation with respect to any Pre-Existing Conditions are not incurred primarily as a result of or in connection to any alteration, renovation, remodeling or expansion activities performed by or on behalf of Borrower in, on or about the Property during Borrower’s period of ownership of the Property (other than any such alteration or renovation activities, except to the extent such Remediation is required due to, or such Environmental Costs are incurred by Lender or Borrower as a result of, Borrower’s negligence or willful misconduct, (a) performed in compliance with Sections 4.1.9 or 5.1.19(h) of this Agreement, or (b) required pursuant to any Applicable Law due to any safety risk or emergency), in which case Borrower shall be responsible for, and shall indemnify, defend, protect, save, hold harmless and reimburse any Indemnitees for, such Environmental Costs in accordance with this Section 5.1.19. “Pre-Existing Environmental Conditions” means (i) any condition that exists at or on the Property on or prior to the Closing Date with respect to contamination of soil, surface or ground waters, stream sediments, and every other environmental media from Hazardous Substances, (ii) any Hazardous Substances present or located in, on, under or about Property on or prior to the Closing Date or to the extent due to the gross negligence or willful misconduct of Lender thereafter and (iii) any Hazardous Substances that have migrated from the Property on or prior to the Closing Date. Borrower shall use commercially reasonable efforts to minimize any interference with or disruption of any Pre-Existing Environmental Conditions located within the Property of which it is aware or becomes aware when performing its obligations under this Lease (including, without limitation, Sections 4.1.9 or 5.1.19(h) of this Agreement).

(h)      If the Property shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Property, or any part thereof or any capital improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Property is subject, or the use of the Property or any capital improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Lender or any Person affected by any such encroachment, violation or impairment, each of Borrower and Lender, subject to their right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Borrower and Lender shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lender or Borrower or (b) Borrower at the shared cost and expense of Borrower and Lender on a 50-50 basis shall make such changes in the Property, and take such other actions, as Borrower in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Primary Intended Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such encroachment, violation or impairment. Borrower and Lender’s obligations under this Section 5.1.19(h) shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Lender and Borrower for any damages incurred by any such encroachment, violation or impairment, Lender shall be entitled to fifty percent (50%) of any sums recovered by Borrower under any such policy of title or other insurance up to the maximum amount paid by Lender under this Section 5.1.19(h) and Borrower, upon request by Lender and to the extent not already so assigned, shall assign Borrower’s rights under such policies to Lender. Borrower agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Borrower is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 5.1.19(h); provided, however, that in no event shall Borrower be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Borrower is reasonably satisfied that Lender has the financial resources needed to fund such litigation and Borrower and Lender have agreed upon the terms and conditions on which such funding will be made available by Lender, including, but not limited to, the mutual approval of a litigation budget.

5.1.20    Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income.

5.1.21    OFAC.

At all times throughout the term of the Loan, Borrower, Guarantor and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.22    Financial Covenant.

Borrower on a consolidated basis with respect to the Property and the Facilities subject to the Master Lease shall maintain an Adjusted Revenue to Rent Ratio determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the Test Period ending on December 31, 2018) of at least 1.2:1.    As used herein, “Adjusted Revenue to Rent Ratio” shall have the meaning set forth in the Master Lease as in effect on the date hereof (and incorporate the definitions used therein, as defined on the date hereof); provided, however, the Property shall be deemed to be a Facility under the Master Lease, Debt Service shall be deemed “Rent” (as defined in the Master Lease) and the Borrower shall be deemed a “Tenant” (as defined in the Master Lease). Notwithstanding the foregoing to the contrary, Borrower’s breach of this Section shall not constitute an Event of Default unless the breach continues for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters.

5.1.23    Intentionally omitted.

5.1.24    Replacement Property. Borrower shall at all times use commercially reasonable efforts to identify a Replacement Property and enter into a Replacement Property Transaction as soon as reasonably practicable subject to and in accordance with the provisions of Section 2.3.1 hereof.

5.1.25    Repairs.

(a)        Borrower, at its expense and without the prior consent of Lender, shall maintain the Property (including without limitation, for furniture, fixtures and equipment), and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Property, and which are under Borrower’s control in good order and repair whether or not the need for such repairs occurs as a result of Borrower’s use, any prior use, the elements or the age of the Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Closing Date. All repairs shall be at least equivalent in quality to the original work. Borrower will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Property or any part thereof or any capital improvement thereto for its primary intended use.

(b)        Borrower and the Master Tenant shall collectively spend, in each calendar quarter with respect to the Facilities, the Property, the “Tenant’s Property” (as defined in the Master Lease) and all assets used in connection with the Property, an aggregate amount of at least 1% of the “Net Revenue” from the Facilities and the Property for such calendar year on installation or restoration and repair or other improvement of items, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP with an expected life of not less than three (3) years. As used in this Section 5.1.25, “Net Revenue” shall have the meaning set forth in the Master Lease as in effect on the date hereof; provided, however, the Borrower shall be deemed a “Tenant” and the Property shall be deemed a “Facility” with respect to such definition. Borrower shall provide to Lender, following the end of each calendar quarter, evidence satisfactory to Lender, in the reasonable exercise of Lender’s discretion, that the foregoing covenant in this Section 5.1.25 has been satisfied. If Borrower fails to provide evidence to Lender within sixty (60) days after written demand from Lender that the foregoing covenant has not been complied with, or Lender’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, the same shall be deemed an Event of Default.

(c)        Nothing in this Section 5.1.25 shall make Lender responsible for making or completing any repairs or replacements to the Property.

(d)        Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making repairs or replacements pursuant to this Section 5.1.25 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any such work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such work which are or may be kept at the Property. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 5.1.25(d).

Section 5.2    Negative Covenants.

From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1    Liens.

Until the first anniversary of the Closing Date, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.2    Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the Property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (c) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

5.2.3    Change In Business.

Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Property (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

5.2.4    Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.5    Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender.

5.2.6    No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.7    Name, Identity, Structure, or Principal Place of Business.

Borrower shall not change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.8    ERISA.

(a)        Borrower covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, and represents and covenants, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i)    Equity interests in Borrower (or a Person that owns 100% of the equity interests in Borrower) are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or

(iii)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.9    Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party; provided however that the foregoing shall not prohibit, and Lender hereby approved, the Operating Lease and all documents and instruments entered into in connection with the Permitted JPM Indebtedness and any indebtedness relating to the Permitted Indenture Documents and Permitted Indenture Notes.

5.2.10    Transfers.

(a)        Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options or warrants with respect to (or calls, commitments, conversions, plans or other rights, whether fixed or contingent), or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof (including, without limitation, any gaming license) or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in Borrower or any other Restricted Party that would constitute a Change in Control (collectively, a “Transfer”), other than the Permitted JPM Indebtedness, Permitted Indenture Notes, the Operating Lease and pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof, without the prior written consent of Lender.

(b)        A Transfer shall include, but not be limited to: (i) an agreement (whether binding or non-binding), including an installment sales agreement, wherein Borrower agrees to sell the Property or any part thereof (and in the case of an installment sales agreement, for a price to be paid in installments); (ii) an agreement (whether binding or non-binding) by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 hereof; or (viii) the sale or transfer of any Personal Property, other than in connection with the replacement of worn or obsolete equipment in the ordinary course of business.

(c)        Notwithstanding the provisions of Sections 5.2.10(a) and (b), the following transfers shall not be deemed to be a Transfer:

(i)    undergo a Change in Control of the type referred to in clause (i)(a) of the definition of Change in Control (such Change in Control, a “Tenant Parent COC”) if a Person acquiring such beneficial ownership or control is (1) a Discretionary Transferee and (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Lender or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Lender; and

(ii)    a Change of Control whereby a Person acquires beneficial ownership and control of 100% of the equity interests in Borrower in connection with a Change of Control that does not constitute a Tenant Parent COC if (1) a Discretionary Transferee and (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Lender or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lender, and (3) the Adjusted Revenue to Rent Ratio (calculated in accordance with the provisions hereof and determined at the proposed effective time of the Change in Control) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1.

(d)        Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, and (b) Borrower shall provide such information to Lender as Lender may reasonably request to comply with its know your customer obligations.

ARTICLE VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1    Insurance.

(a)        Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Property providing at least the following coverages:

(i)    Loss or damage by fire, vandalism, collapse and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm, in an amount not less than the insurable value on a Maximum Foreseeable Loss basis and including a building ordinance coverage endorsement; provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Lender and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Lender and commercially available; provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Borrower (or prior operator of the Property) over the preceding three years for the insurance policy contemplated by this Section 6.1(a), then Borrower shall be entitled and required to purchase the maximum insurance coverage it deems most efficient and prudent to purchase and Borrower shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Borrower;

(ii)    Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Lender from time to time;

(iii)    Flood (when any of the improvements is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 250 year event, and (ii) One Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area;

(iv)    Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 6.1(a), 6.1(b) or 6.1(c), provided that Borrower may self-insure the Property for the insurance contemplated under this Section 6.1(d), provided that (i) the Property is not expected to generate more than ten percent (10%) of Net Revenues anticipated to be generated from the Property and the Facilities under the Master Lease, when taken as a whole, and (ii)

Borrower deposits with Lender an amount equal to the product of (1) the sum of (A) the insurance premiums paid by Borrower for such period under this Section 6.1(d) to insurance companies allocable to the Property and (B) the amount deposited by Borrower in an impound account pursuant to this provision, and (2) the percentage of Net Revenues that are anticipated to be generated by the Property that are being self-insured by Tenant under this provision;

(v)    Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(vi)    During such time as Borrower is constructing any improvements, Borrower, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Lender, and (iv) such other insurance, in such amounts, as Lender deems reasonably necessary to protect Lender’s interest in the Leased Property from any act or omission of Borrower’s contractors or subcontractors; and

(vii)    If, from time to time after the Closing Date, Lender determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 6.1(e) hereof are insufficient, Lender may give Borrower notice of acceptable limits for the insurance to be carried; provided that in no event will Borrower be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 6.1(e) hereof and (ii) the CPI Increase (as defined in the Master Lease); and subject to the foregoing limitation, within ninety (90) days after the receipt of such notice, the insurance shall thereafter be carried with limits as prescribed by Lender until further increase pursuant to the provisions of this clause (vii).

(b)        All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located and approved by Lender. The insurance companies must have a claims paying ability/financial strength rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or equivalent (each such insurer shall be referred to below as a “Qualified Insurer”). Borrower will be required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage (“Terrorism Insurance”) with amounts, terms and coverage consistent with those required under Sections 6.1(a)(i) and (iii) hereof (the “Terrorism Insurance Required Amount”); provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Borrower (or prior operator of the Property) over the preceding three years for the insurance policy contemplated by Section 6.1(a), then Borrower shall be entitled and required to purchase the maximum insurance coverage it deems most efficient and prudent to purchase and Borrower shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Borrower. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c)    Borrower shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 6.1(a). Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a). Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 6.1.

(d)    All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)    All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i)    no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured;

(iii)    each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid, secured by the Security Instrument (pursuant to the terms of the Security Instrument) and shall bear interest at the Default Rate.

(g)    In the event of a foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)    Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(i)    The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Lender reasonably believes that the Maximum Foreseeable Loss has increased at any time during the term of the Loan, it shall have the right (unless Borrower and Lender agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Insurance Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in a manner similar to Section 34.1 of the Master Lease. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Borrower shall forthwith adjust the amount of the insurance carried pursuant to this Article VI to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be). Borrower shall pay the costs of the Impartial Appraiser. If Tenant has undertaken any structural alterations or additions to the Property having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Lender may at Borrower’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.

Section 6.2    Casualty.

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3    Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4 hereof. If all or substantially all of the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4    Restoration.

The following provisions shall apply in connection with the Restoration of the Property:

(a)    The Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)    The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii), (viii) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)    no Event of Default shall have occurred and be continuing;

(B)    Intentionally omitted;

(C)    Borrower shall commence the Restoration as soon as reasonably practicable and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(D)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;

(E)    the Operating Lease in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration and the Operator shall retain all Gaming Licenses necessary to operate the Property in the manner it was operated prior to such Casualty or Condemnation.

(ii)    The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that the conditions set forth in Section 6.4(b)(i) above remain satisfied.

(iii)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(iv)    The excess, if any, of the Net Proceeds following the completion of the Restoration and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(iv) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE VII. RESERVE FUNDS

Section 7.1    Intentionally Omitted.

Section 7.2    Tax and Insurance Escrow Fund.

Upon the occurrence and during the continuance of an Event of Default and Lender’s written request, Borrower shall pay to Lender on each Payment Date thereafter (a) one-twelfth of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates; and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1(c) hereof, one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and Section 6.1, respectively, hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3    Intentionally omitted.

Section 7.4    Reserve Funds, Generally.

(a)    Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b)    Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c)    The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d)    The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that earnings or interest on the Tax and Insurance Escrow Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender.

(e)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.

ARTICLE VIII. DEFAULTS

Section 8.1    Event of Default.

(a)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) any portion of the Debt Service is not paid within four (4) Business Days of when due and such failure is not cured by Borrower within three (3) Business Days after notice from Lender of Borrower’s failure to pay such installment of Rent when due (and such notice of failure from Lender may be given any time after such installment is four (4) Business Days late), (B) Borrower shall fail on any two separate occasions in the same Fiscal Year to pay any installment of Debt Service within four (4) Business Days of when due; or (C) Borrower shall fail to pay any other amount due hereunder or under any other Loan Document within five (5) Business Days after notice from Lender of Borrower’s failure to make such payment of such Additional Charge when due (and such notice of failure from Lender may be given any time after such payment is more than one (1) Business Day late);

(ii)    if any of the Taxes or Other Charges are not paid on or before the date when the same are due and payable;

(iii)    if the Policies are not kept in full force and effect;

(iv)    if Borrower transfers or encumbers any portion of the Property in violation of the provisions of Section 5.2.10 hereof;

(v)    if any representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made and the same materially and adversely affects Lender;

(vi)    if Borrower or Guarantor or any other guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or any other guarantor under any guarantee issued in connection with the Loan or if Borrower or Guarantor or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor or such other guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor or such other guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)    if Borrower breaches any of its negative covenants contained in Section 5.2;

(x)    intentionally omitted;

(xi)    if the Operating Lease is terminated or cancelled;

(xii)    intentionally omitted;

(xiii)    if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(xiv)    the estate or interest of Borrower in the Property or any part thereof shall be levied upon or attached in any proceeding relating to more than $1,000,000 and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Borrower of notice thereof from Lender; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law and the foregoing shall not apply to the lien of real estate taxes on the Property to the extent that such Taxes are not delinquent or are being contested in accordance with the provisions of Section 5.1.2 of this Agreement;

(xv)    (A) Borrower is a Plan or its assets constitute Plan Assets; or (B) Borrower consummates a transaction which would cause the Security Instrument or Lender’s exercise of its rights under the Security Instrument, the Note, this Agreement or the other Loan Documents to constitute a nonexempt “prohibited transaction” under ERISA or Section 4975 of the Code or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, Section 4975 of the Code, a State statute or other similar law; provided, however, that the Event of Default set forth in this subsection (B) shall not be applicable to the extent that the Lender has used Plan Assets to make the Loan;

(xvi)    Intentionally omitted;

(xvii)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty) and such default continues after the expiration of applicable grace periods, if any, or, if no cure periods are provided, within fifteen (15) days after notice from Lender;

(xviii)    if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument (other than any default under the Permitted JPM Indebtedness and/or Permitted Indenture Notes);

(xix)    an Event of Default under the Master Lease has occurred and is continuing;

(xx)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xxi)    if Borrower ceases to operate a casino and hotel on the Property or terminates such business for any reason whatsoever (other than temporary cessation as contemplated in clause (xxii) below or in connection with any renovations to the Property or restoration of the Property after Casualty or Condemnation);

(xxii)    any applicable license or other agreements material to the Property’s operation as a hotel and casino are at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at the Property) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Borrower or the Property;

(xxiii)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days; or

(xxiv)    if there shall be a default under the Security Instrument or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; provided that if the Security or such other Loan Document does not expressly provide for a notice and cure period, then such default shall have continued for ten (10) days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed one hundred twenty (120) days;

(b)      Upon the occurrence and continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and or any part of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2    Remedies.

(a)        Upon the occurrence and continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property or any other Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)        With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Collateral, and Lender may seek satisfaction out of the Property or all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time, to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest on the Note, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums under the Note and not previously recovered.

(c)        Following the occurrence and during the continuance of an Event of Default, Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, Security Instruments, Mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)        Notwithstanding the foregoing, (i) any foreclosure or settlement in lieu of foreclosure is subject to the “Foreclosure Restrictions” set forth in the Security Instrument and (ii) the lien of the Security Instrument shall automatically be released on the first anniversary of the Closing Date if the Replacement Property Transaction has not been consummated.

Section 8.3    Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX. SPECIAL PROVISIONS

Section 9.1    Sale of Notes.

Except with respect to a sale, assignment, transfer, mortgage, pledge, hypothecation, or grant of a participation interest in the Loan to a subsidiary of Lender, Lender shall not sell, assign, transfer, mortgage, pledge, hypothecate or grant any participation interest in the Loan, the Note or the Debt without the prior written consent of Borrower.

Section 9.2    Intentionally Omitted.

Section 9.3    Servicer.

At the option and sole expense of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.

Section 9.4    Intentionally Omitted.

Section 9.5    Intentionally Omitted.

ARTICLE X.  MISCELLANEOUS

Section 10.1    Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2    Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3    Governing Law.

(a)        THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD

TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED SHALL APPLY.

(b)        WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4    Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5    Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6    Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	TROPICANA ST. LOUIS RE LLC c/o Eldorado Resorts, Inc. 100 West Liberty Street Suite 1150
Reno, Nevada 89501
Attention: Thomas R. Reeg
Facsimile No.: 281-683-7511 E-mail: treeg@eldoradoresorts.com

With a copy to:	Milbank, Tweed, Hadley & McCloy LLP 2029 Century Park East Floor 33 Los Angeles, California 90067
Attention: Deborah R. Conrad
Facsimile No.:213-892-4721 E-mail: dconrad@milbank.com

If to Lender:	GLP CAPITAL, L.P.
c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd, Suite 200 Wyomissing, Pennsylvania 19610 Attention: Steven Snyder Fax: (610) 401-2901 E-mail: ssnyder@GLPROPINC.com

With a copy to:	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Yoel Kranz, Esq. Facsimile: (617) 649-1471 E-mail: ykranz@goodwinlaw.com or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.7   Trial by Jury.

EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 10.8   Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9   Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10  Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11  Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12  Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13  Expenses; Indemnity.

(a)        Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the costs of furnishing all opinions by counsel for Borrower by Borrower’s counsel; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) intentionally omitted; (iv) intentionally omitted; (v) intentionally omitted; (vi) the filing and recording fees and expenses; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or breach of this Agreement by Lender.

(b)        Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or breach of this Agreement by Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.

(c)        Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 5.2.8 hereof, provided, however, that the indemnity set forth in this subsection (c) shall not be applicable to the extent that the Lender has used Plan Assets to make the Loan.

Section 10.14  Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15  Intentionally omitted.

Section 10.16  No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)      Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)      This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17  Publicity.

All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of their Affiliates shall be subject to the prior written approval of Lender, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s or counsel, shall not be subject to the prior written approval of Lender.

Section 10.18  Waiver of Marshalling of Assets.

To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of all or part of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19  Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20  Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21  Brokers and Financial Advisors.

Borrower and Lender hereby represents to the other that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Lender each hereby agrees to indemnify, defend and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of such indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22  Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

TROPICANA ST. LOUIS RE LLC

By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
	Title:	Executive Vice President, Chief
Legal Officer and Secretary

LENDER:

GLP CAPITAL, L.P.

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
	Title:	Senior Vice President, General
Counsel and Secretary

SCHEDULE I

ORGANIZATIONAL CHART OF BORROWER

ANNEX 1

The annual Base Rent (as defined in the Master Lease) due under the Master Lease shall immediately and automatically increase initially by an aggregate amount equal to the annual interest payments due under the Note using the then applicable Note Rate (the “Supplemental Base Rent”), with 30% of such Supplemental Base Rent added to the existing Land Base Rent (as defined in the Master Lease) due under the Master Lease (the “Supplemental Land Base Rent”)) and 70% of such Supplement Base Rent added to the existing Building Base Rent (as defined in the Master Lease) due under the Master Lease (the “Supplemental Building Base Rent”). Notwithstanding anything to the contrary contained in the Master Lease, the Supplemental Base Rent due under the Master Lease shall be excluded from Building Base Rent for purposes of calculating the Escalation (as defined in the Master Lease) it being understood that the Supplemental Building Base Rent shall increase annually by 2% and shall not be subject to the Adjusted Revenue to Rent Ratio cap set forth in subclause (b) of the definition of Escalation. The Rental Increase (and thereby the obligation to pay the Supplemental Base Rent (as adjusted over time) on an annual basis) shall remain in effect until a Post-Maturity Replacement Property Transaction (regardless of whether the Loan Agreement remains in effect)), or substantially similar transaction as agreed to by the parties after negotiating in good faith, is consummated generally consistent with the terms and intent of the Replacement Property Transaction provisions hereof (at which point the applicable adjustment to rent shall apply in accordance with clause (ii) of the definition of the Replacement Property Transaction). Upon consummation of a Post-Maturity Replacement Property Transaction, Master Tenant’s obligation to pay (or cause to be paid) the Supplemental Base Rent under the Master Lease shall cease and be of no further force or effect; provided, however, Master Tenant shall be obligated to pay (or cause to be paid) any Supplemental Base Rent that has accrued through the date the Post-Maturity Replacement Property Transaction is consummated.

The Rental Increase percentage shall be computed on the basis of a 360-day year of twelve 30-day months and for the actual number of days elapsed for any partial calendar month in which rent is being calculated.

EXHIBIT A

Tropicana St. Louis, LLC d/b/a Lumière Place Casino & Hotels	Missouri Gaming Commission	Class B License MGC 316521	4/1/16 - 3/31/20